UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020 (April 21, 2020)

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue

Omaha, Nebraska 68154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 669-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.01 par value	AMTD	The Nasdaq Stock Market LLC
Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On April 21, 2020, TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of TD Ameritrade Holding Corporation (the “Company”), entered into an amendment (the “Amendment”) to that certain Credit Agreement, dated as of May 16, 2019 (the “Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”), among TDAC, the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent.

The Amended Credit Agreement provides an $850 million senior unsecured revolving loan facility that matures on April 20, 2021. Borrowings under the Amended Credit Agreement may be used for working capital needs and for general corporate purposes.

The applicable interest rate under the Amended Credit Agreement is calculated as a per annum rate equal to, at the option of TDAC, (a) LIBOR plus an applicable margin, which is currently 1.25% (“Eurodollar loans”) or (b) the federal funds effective rate plus an applicable margin, which is currently 1.25% (“Federal Funds Rate loans”). The applicable margins for both Eurodollar loans and Federal Funds Rate loans under the Amended Credit Agreement will be reduced in the event of certain improvements in the Company’s senior unsecured long-term debt ratings (subject to a minimum of 1.00% for both Eurodollar loans and Federal Funds Rate loans) and will be increased in the event of certain reductions in the Company’s senior unsecured long-term debt ratings (subject to a maximum of 1.50% for both Eurodollar loans and Federal Funds Rate loans). TDAC pays an annual commitment fee which is a percentage of the unused capacity of the Amended Credit Agreement. The commitment fee varies based on the Company’s senior unsecured long-term debt ratings and is currently 0.25%.

The Amended Credit Agreement contains negative covenants that limit or restrict, subject to certain exceptions, the incurrence of liens, indebtedness of TDAC and its subsidiaries, changes in nature of business, mergers, consolidations, and the sale of all or substantially all of the assets of TDAC and its subsidiaries, taken as a whole. TDAC is also required to maintain minimum consolidated tangible net worth and is required to maintain compliance with minimum regulatory net capital requirements. The Amended Credit Agreement also contains customary affirmative covenants, including, but not limited to, compliance with applicable law, payment of taxes, maintenance of insurance, preservation of corporate existence, keeping of proper books of record and account and maintenance of properties.

The Amended Credit Agreement includes events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform negative covenants, failure to perform other terms and conditions, events of bankruptcy and insolvency, change of control and unsatisfied judgments.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1

First Amendment, dated as of April 21, 2020, to Credit Agreement, dated May 16, 2019, among TD Ameritrade Clearing, Inc., the lenders parties thereto and Wells Fargo Bank, National Association, as administrative agent.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: April 24, 2020	By:	/s/ Jon C. Peterson
	Name:	Jon C. Peterson
	Title:	Interim Chief Financial Officer

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